FOR: PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

(Nasdaq-NMS: PWEI)

CONTACT: Scott Long
Chief Financial Officer

(541) 343-0200

PW Eagle Announces Closing of Sale of Subsidiary's Line of Business

EUGENE, OR - July 1, 2005. PW Eagle, Inc. announced today that on June 30, 2005 USPoly Company, a subsidiary of PW Eagle, closed the previously announced sale of its metals parts business to R. W. Lyall, Inc. Terms of the transaction were not disclosed. The USPoly metals business had 2004 annual sales of approximately $6 million. PW Eagle had consolidated sales of $475 million in 2004. USPoly manufactures polyethylene pipe primarily for natural gas and water distribution. Its metals parts business makes meter risers, transitions, and other accessories that are used in connection with the distribution of natural gas.

USPoly acquired the metals parts business with the September 2004 acquisition of the business of Uponor Aldyl Company. This transaction will allow USPoly to focus on its core polyethylene pipe and fittings business.

PW Eagle, Inc. is a leading extruder of PVC pipe products. USPoly Company is an extruder of polyethylene pipe. PW Eagle and USPoly operate fourteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

Forward Looking Statements

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical, are "forward looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statement that the transaction described above will allow USPoly to focus on its core polyethylene pipe and fittings business is a forward-looking statement. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected. There is no guarantee that the synergies and other potential benefits of the transaction described above will be realized. As a result, you should not place undue reliance upon PW Eagle's expectation that the transaction will allow USPoly to focus on its core polyethylene pipe and fittings business. PW Eagle undertakes no obligation to update "forward-looking" statements.

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